Exhibit 99.1

For Immediate Release

THE J.M. SMUCKER COMPANY ANNOUNCES LEADERSHIP CHANGES IN PET BUSINESS

Barry C. Dunaway, Head of Pet Food and Pet Snacks, To Retire

David J. Lemmon Appointed to Lead Pet Business

Orrville, Ohio, May 1, 2018 – The J.M. Smucker Company (NYSE: SJM) (the “Company” or “Smucker”) today announced plans for the retirement of Barry C. Dunaway, President, Pet Food and Pet Snacks. He will be succeeded by David J. Lemmon, President, Canada, International and U.S. Away From Home. In addition, upon receipt of regulatory approval and closing of the planned acquisition of Ainsworth Pet Nutrition, LLC (“Ainsworth”), Jeffrey Watters, President and Chief Executive Officer of Ainsworth, will be named Senior Vice President and General Manager, Ainsworth, and will support the integration of the company into the Smucker pet food business as a key member of the pet leadership team.

A veteran of more than 30 years with The J.M. Smucker Company, Mr. Dunaway has led the Pet Food and Pet Snacks business since March 2016, following the Company’s acquisition of Big Heart Pet Brands in March 2015. Prior to leading the pet business, he served as President, International and Chief Administrative Officer. While leading corporate strategy and development, Mr. Dunaway was instrumental in the acquisition and integration of numerous transformational, bolt-on, and enabling transactions resulting in the Company’s significant growth. His retirement is effective July 31.

“Throughout his career, Barry Dunaway has made significant contributions to increasing the scale of our Company and expanding the breadth of our categories and brand portfolio,” said Mark T. Smucker, Chief Executive Officer. “He has been instrumental in our growth strategy, including acquiring and building our pet business, now one of our core business areas. He has been a steward of the values that have contributed to our Company’s culture and long-term success. We are grateful for his contributions over three decades and for the role he will play in the coming months to plan for the seamless integration of Ainsworth Pet Nutrition.”

A 24-year veteran of the Company, Dave Lemmon was named to his current position in August 2017, having served previously as Vice President and Managing Director of Canada and International from 2012 to 2016 and Vice President and Managing Director, Canada, from 2007 to 2012. Prior to leading the Canadian business, he held various sales and marketing leadership roles within the Company. He joined Smucker in 1994 from Colgate Palmolive.

“Dave Lemmon is one of our most experienced General Managers, with a proven track record of delivering strong results and growing the businesses and brands under his management,” said Mr. Smucker. “In addition to his deep understanding of the Smucker portfolio and organization, he has extensive experience developing and managing customer relationships across a range of categories and brands, including pet food and pet snacks. We are delighted to have such a strong leader – of organizations, people and transformational change – as the head of this important business.”

Jeff Watters joined Ainsworth in 2009 as Executive Vice President. As President and Chief Executive Officer, he had oversight of the company’s fast-growing portfolio, including its flagship brand, Rachael Ray™ Nutrish®. Mr. Watters came to Ainsworth from Del Monte, where he served as Senior Vice

President of the company’s Pet Products division and Managing Director of Star-Kist Seafood after joining in 2002 as part of a spinoff from Heinz. Earlier in his career, Mr. Watters worked in brand management with The Clorox Company and in sales and customer marketing with Kraft Foods Inc.

“We are also grateful to have Jeff Watters’ strong leadership and vast experience with pet food and snacks as we continue to grow the Ainsworth business, pending closing of the acquisition,” said Mr. Smucker. “Jeff’s exceptional management capabilities, proven track record of growing businesses, and delivering results are well known, and we could not have a better partner as we lay the foundation for the next phase of growth in our pet business.”

Mr. Lemmon will assume his new responsibilities on June 25, at which time Mr. Dunaway, the current pet leadership team, and Mr. Watters (pending closing of the Ainsworth transaction) will report to him. Until his retirement, Mr. Dunaway will serve as Executive Advisor, Pet. Mr. Watters’ team at Ainsworth will continue reporting to him.

In his new role, Mr. Lemmon will continue reporting to Mr. Smucker. Organization announcements regarding leadership of Canada, International and U.S. Away From Home will be communicated at a later date.

About The J.M. Smucker Company

For 120 years, The J.M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J.M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J.M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

CONTACTS

The J.M. Smucker Company: (330) 682-3000

Investors: Aaron Broholm, Vice President, Investor Relations

Media: Maribeth Burns, Vice President, Corporate Communications

#        #        #